Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

SECOND QUARTER 2007 FINANCIAL RESULTS

•	Revenue of $31.3 million grew 80% year-over-year

•	Non-GAAP operating income of $9.0 million grew 242% year-over-year and represented a 29% margin

•	Non-GAAP diluted EPS of $0.17, an increase of 183% on a year-over-year basis

BRIDGEWATER, N.J. – July 26, 2007 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its operating results for the second quarter ended June 30, 2007.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, ”We were pleased with the company’s performance in the second quarter, which was highlighted by very strong revenue growth and significant transaction volumes associated with the launch of new transaction types. We were extremely pleased to be a part of the highly successful and revolutionary Apple iPhoneTM launch. In addition, our growth opportunity within other areas of AT&T and non-AT&T customers continues to expand in multiple areas as well.”

Waldis added, “We are optimistic about our long-term outlook based on the continuing expansion of our relationship with AT&T, success of new transaction types and additional customers that are moving to our ConvergenceNow™ platform. From an overall perspective, transaction volumes continue to ramp more quickly than we originally expected.”

For the second quarter of 2007, Synchronoss reported net revenue of $31.3 million, representing an increase of 80% on a year-over-year basis and 47% on a sequential basis. Gross profit for the second quarter of 2007 was $16.8 million, including the impact of fair value stock compensation expense, representing a related gross margin of 54%. Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $8.4 million, including $675,000 of fair value stock-based compensation expense. GAAP net income was $5.4 million for the second quarter of 2007, leading to GAAP diluted earnings per share of $0.16.

Non-GAAP gross profit for the second quarter of 2007 was $16.9 million, an increase of 114% on a year-over-year basis. The related non-GAAP gross margin for the second quarter of 2007 was 54%, an increase from 45% in the second quarter of 2006 and compared to 55% in the first quarter of 2007. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $9.0 million in the second quarter of 2007, representing growth of 242% on a year-over-year basis and a non-GAAP operating margin of 29%. Based on a 41.6% effective tax rate, non-GAAP net income was $5.8 million, leading to non-GAAP diluted earnings per share of $0.17.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $77.6 million at June 30, 2007, a decrease of approximately $600,000 compared to the end of the previous quarter. The decrease in cash was primarily the result of $2.6 million in positive cash from operations, offset by $3.2 million in infrastructure investments to support the long-term growth of the company.

Lawrence Irving, Chief Financial Officer and Treasurer, stated, “During the second quarter, we were very pleased with the execution of our worldwide organization in preparing to support the highly anticipated Apple iPhone launch. Our increased level of investments in technology, people and processes were instrumental to our success, and they were key enablers to Synchronoss’ strong revenue growth and better-than-expected profitability in the quarter. We are continuing to make the appropriate level of investments to support new transaction types across our existing customers as well as new customers, and we will continue to focus on incrementally improving our automation rates to optimize our profitability margins.”

Other Highlights

•	Business related to AT&T was approximately $25.3 million in the second quarter, representing growth of 111% on a year-over-year basis. As a percentage of the company’s total revenue, business related to AT&T was 81% in the second quarter, an increase from 68% in the previous quarter.

•	Announced a multi-year contract with AT&T to support the launch and ongoing operational support of the Apple iPhone™. Synchronoss manages and provisions the activation of the iPhone through its ConvergenceNow™ software platform, providing an innovative customer experience that streamlines the traditional activation process.

•	Business outside of the AT&T relationship, which is primarily driven by customers targeting the voice-over-IP market, generated approximately $6.0 million in revenue during the second quarter. This represented 19% of total revenue, a decrease from 32% in the previous quarter due primarily to the material increase in growth associated with AT&T-related revenue.

•	Announced that scalability testing of its ConvergenceNow™ platform reached volumes of 65 times the average of its previous performance. The system scaled to record transactions per node for the ConvergenceNow platform with near linear scalability across sample clusters.

•	Announced that Donnie Moore joined the Company’s Board of Directors. Mr. Moore previously served as Senior Vice President, Finance and Administration and Chief Financial Officer at Cognos Incorporated from 1989 until his retirement in 2001, and as Vice President, Finance and Chief Financial Officer at Cognos from 1986 to 1989.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on July 26, 2007, at 4:30 p.m. (EST) to discuss the company’s financial results. To access this call, dial 866-770-7125 (domestic) or 617-213-8066 (international). The pass code for the call is 21691898. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 72516139. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’s ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and six months ended June 30, 2007.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (Nasdaq: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow® and ConvergenceNow™ software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. Tier One Synchronoss clients include AT&T, Cablevision Systems Corporation, Clearwire, Comcast, Level 3 Communications, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information, please visit www.synchronoss.com.

The Synchronoss logo, Synchronoss, ActivationNow, and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. Other company and product names may be trademarks of their respective owners.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2006, Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended, and Synchronoss’ other filings with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,164	$73,905
Marketable securities	1,895	3,780
Accounts receivable, net of allowance for doubtful accounts of $432 and $171 at June 30, 2007 and December 31, 2006, respectively	24,911	16,917
Prepaid expenses and other assets	2,279	1,653
Deferred tax assets	330	312

Total current assets	102,579	96,567
Marketable securities	2,530	1,267
Property and equipment, net	10,525	5,262
Deferred tax assets	1,645	1,643
Other assets	176	186

Total assets	$117,455	$104,925

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,669	$728
Accrued expenses	7,712	7,807
Short-term portion of equipment loan payable	333	666
Deferred revenues	436	451

Total current liabilities	11,150	9,652
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000 shares authorized, 32,475 and 32,250 shares issued; 32,379 and 32,154 outstanding at June 30, 2007 and December 31, 2006, respectively	3	3
Treasury stock, at cost (96 shares at June 30, 2007 and December 31, 2006)	(19)	(19)
Additional paid-in capital	92,742	90,844
Accumulated other comprehensive loss	(2)	(6)
Retained earnings	13,581	4,451

Total stockholders’ equity	106,305	95,273

Total liabilities and stockholders’ equity	$117,455	$104,925

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenues	$31,321	$17,442	$52,650	$33,166
Costs and expenses:
Cost of services ($0 and $1,578 were purchased from a related party during the three months ended June 30, 2007 and 2006 and $0 and $3,714 were purchased from a related party during the six months ended June, 30 2007 and 2006, respectively)(1)	14,505	9,643	24,147	18,406
Research and development (1)	2,534	2,150	4,466	3,835
Selling, general and administrative (1)	4,630	2,521	7,870	4,531
Depreciation and amortization	1,290	820	2,377	1,539

Total costs and expenses	22,959	15,134	38,860	28,311

Income from operations	8,362	2,308	13,790	4,855
Interest and other income	959	164	1,903	264
Interest expense	(12)	(27)	(27)	(56)

Income before income tax expense	9,309	2,445	15,666	5,063
Income tax expense	(3,873)	(1,017)	(6,536)	(2,106)

Net income	$5,436	$1,428	$9,130	$2,957

Net income per Common share:
Basic	$0.17	$0.06	$0.28	$0.13

Diluted	$0.16	$0.05	$0.28	$0.11

Weighted-average common shares outstanding:
Basic	32,150	23,234	32,116	22,652

Diluted	33,360	26,587	33,186	25,774

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$130	$114	$254	$124
Research and development	(6)	101	46	101
Selling, general and administrative	551	122	887	139

Total fair value stock-based compensation expense	$675	$337	$1,187	$364

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$8,362	$2,308	$13,790	$4,855
Add: Fair value stock-based compensation	675	337	1,187	364

Non-GAAP income from operations	$9,037	$2,645	$14,977	$5,219

GAAP net income attributable to common stockholders	$5,436	$1,428	$9,130	$2,957
Add: Fair value stock-based compensation, net of tax	394	197	692	213

Non-GAAP net income	$5,830	$1,625	$9,822	$3,170

Diluted non-GAAP net income per share	$0.17	$0.06	$0.30	$0.12

Shares used in per share calculation	33,360	26,587	33,186	25,774

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2007	2006
	(Unaudited)
Operating activities:
Net income	$9,130	$2,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,377	1,539
Deferred income taxes	(20)	1,703
Stock-based compensation	1,288	466
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(7,994)	(2,629)
Prepaid expenses and other current assets	(626)	(854)
Other assets	10	851
Accounts payable	1,941	530
Accrued expenses	(95)	(1,346)
Due to a related party	—	(577)
Deferred revenues	(15)	(103)

Net cash provided by operating activities	5,996	2,537
Investing activities:
Purchases of fixed assets	(7,640)	(3,026)
Purchases of marketable securities available for sale	(2,463)	(1,640)
Maturity of marketable securities available for sale	3,089	1,927

Net cash used in investing activities	(7,014)	(2,739)
Financing activities:
Proceeds from the issuance of common stock- related party	—	1,000
Proceeds from the initial public offering, net of offering costs	—	45,557
Proceeds from the exercise of stock options	610	43
Repayments of equipment loan	(333)	(333)

Net cash provided by financing activities	277	46,267

Net (decrease) increase in cash and cash equivalents	(741)	46,065
Cash and cash equivalents at beginning of year	73,905	8,786

Cash and cash equivalents at end of period	$73,164	$54,851

Contacts:

Investor:
Tim Dolan
617-956-6727
investor@synchronoss.com

Media:
Stacie Hiras
908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc.